Exhibit 10.13

AKEBIA THERAPEUTICS, Inc.

AMENDED AND RESTATED Non-Employee

DIRECTOR COMPENSATION PROGRAM

Effective January 1, 2018

Non-employee members of the board of directors (the “Board”) of Akebia Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Program (this “Program”), which was initially adopted on February 28, 2014 and was amended, restated and adopted pursuant to the Board’s action by written consent on December 27, 2017 with an effective date of January 1, 2018.  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program shall be reviewed by the Board periodically and may be amended, modified or terminated by the Board at any time in its sole discretion and nothing herein should be construed as a guarantee to any Non-Employee Director of any particular level of cash or equity compensation. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.  This Program shall become effective on the date set forth above (the “Effective Date”).

1.Cash Compensation.

(a)Annual Retainers.  Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board.

(b)Additional Annual Retainers. In addition to the annual retainer payable pursuant to Section 1(a) above, a Non-Employee Director shall be eligible to receive the following annual retainers:

(i)Chairman of the Board.  A Non-Employee Director serving as Chairman of the Board shall be eligible to receive an additional annual retainer of $35,000 for such service; provided, that, in the event that a Non-Employee Director is one of two concurrently serving Chairmen of the Board, the additional annual retainer payable to such Non-Employee Director pursuant to this Section 1(b)(i) shall be $17,500.

(ii)Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii)Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $12,000 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $6,000 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $8,000 for such service.  A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $4,000 for such service.

(c)Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  Each award described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2014 Incentive Plan or any other successor Company equity incentive plan under which awards are permitted to be made to non-employee directors (the “Equity Plan”) and shall be granted subject to the execution and delivery of a non-qualified stock option award agreement, including attached exhibits, in substantially the form previously approved by the Board or the Compensation Committee.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options will be granted in accordance with the terms and conditions of, and hereby are subject in all respects to, the Equity Plan.  For the avoidance of doubt, if there is any conflict between the terms of the Equity Plan and this Program, the Plan shall control.

(a)Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall be eligible to receive, on the date of such initial election or appointment, an option to purchase 25,000 shares of the Company’s common stock (subject to adjustment as provided in the Equity Plan).  The awards described in this Section 2(a) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.

(b)Subsequent Awards.  A Non-Employee Director who (i) has been serving on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted, on the date of such annual meeting, an option to purchase 12,500 shares of the Company’s common stock (subject to adjustment as provided in the Equity Plan).  The awards described in this Section 2(b) shall be

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referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c)Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)Terms of Awards Granted to Non-Employee Directors.

(i)Purchase Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal the fair market value (as determined pursuant to the Equity Plan) of a share of common stock on the date the option is granted.

(ii)Vesting.  Each Initial Award shall vest and become exercisable in accordance with the following schedule, subject to the Non-Employee Director remaining in continuous service on the Board through each such vesting date:  25% of the Initial Award shall vest on the one-year anniversary of the date of grant and 75% shall vest ratably on the first day of each calendar quarter between the one-year anniversary of the date of grant and the fourth anniversary of the date of grant.   Each Subsequent Award shall vest and become exercisable in full on the first anniversary of the date of grant subject to the Non-Employee Director remaining in continuous service on the Board through such vesting date.  In no event shall any portion of an Initial Award or Subsequent Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board become vested and exercisable thereafter.

(iii)Term.  The term of each stock option granted to a Non-Employee Director shall be ten (10) years from the date the option is granted.

3.Reimbursements.  The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures, as in effect from time to time.  To the extent that any reimbursement under the this Program provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended: (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

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